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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc.
General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement (No. 333-188628) on Form S-3 of TC PipeLines, LP of our report dated February 28, 2014, with respect to the consolidated balance sheets of TC PipeLines, LP and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows and changes in partners' equity for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP
Houston, Texas
February 28, 2014

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM